Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of PGIM Short Duration High Yield Opportunities Fund of our report dated October 22, 2020, relating to the Statement of Assets and Liabilities of PGIM Short Duration High Yield Opportunities Fund, which appears in such Registration Statement.  We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Experts” and “Report of Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

November 23, 2020